UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: October 19, 2011

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No)

2829 Townsgate Road, Suite 350

Westlake Village, CA  91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. — Entry into a Material Definitive Agreement

On October 19, 2011, LTC Properties, Inc. entered into an amended and restated note purchase and private shelf agreement with Prudential Investment Management, Inc. (“Prudential”).  The three-year agreement provides for the issuance of up to an aggregate of $100 million senior unsecured promissory notes to Prudential and one or more of its affiliates and managed accounts, in addition to $100 million of previously issued senior unsecured promissory notes outstanding to Prudential and certain of its affiliates and managed accounts.  Any notes sold by the Company to Prudential under the agreement will be in amounts at fixed interest rates and have maturity dates (each note to have a final maturity not greater than 10 years and an average life not greater than 8 years from the date of issuance) subject to agreement by the Company and Prudential.

The agreement contains standard covenants including requirements to maintain financial ratios such as debt to asset value ratios.  Under the agreement, maximum total indebtedness shall not exceed 50% of total asset value as defined in the amendment.  Borrowings under the Company’s note purchase and private shelf agreement are limited by reference to the value of unencumbered assets.  Under the agreement, maximum unsecured debt shall not exceed 60% of the value of the unencumbered asset pool as defined in the agreement.  As of October 19, 2011, the Company had $50 million outstanding in senior unsecured notes sold by the Company to Prudential in July 2010 and $50 million outstanding in senior unsecured notes sold by the Company to Prudential in July 2011.

The foregoing description of the agreement is qualified in its entirety by reference to the provisions of the agreement filed as an exhibit hereto.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. — Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

None.

(b) Pro Forma Financial Information

None.

(d) Exhibits.

10.1                           Amended and Restated Note Purchase and Private Shelf Agreement dated October 19, 2011.

99.1                           Press Release issued October 19, 2011.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: October 19, 2011	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
CEO & President